Exhibit 23(d)8(a)

                   Amendment to Subadvisory Agreement between
                        Phoenix Variable Advisors, Inc.
                 and Morgan Stanley Investment Management Inc.
                   d/b/a Van Kampen, to substitute Schedule C

                       AMENDMENT TO SUBADVISORY AGREEMENT

         THIS AMENDMENT made as of the 1st day of October 2007 between Phoenix Variable Advisors, Inc. (the "Advisor" or "PVA"), a corporation organized under the laws of the state of Delaware, and Morgan Stanley Investment Management Inc., d/b/a/ Van Kampen ("Subadvisor"), a corporation organized under the laws of the State of Delaware.

                                    RECITALS

         The Advisor and Subadvisor entered into a Subadvisory Agreement effective as of September 1, 2006 (the "Agreement"), pursuant to which the Subadvisor agreed to provide certain subadvisory and related services to the Advisor.

         Under a certain exemptive order issued by the Securities and Exchange Commission on August 6, 2002, Release No. 25693 (the "Order"), the Advisor has been granted the authority, subject to the approval of the Trust's Board of Trustees, to enter into subadvisory agreements with subadvisors, materially amend existing subadvisory agreements, and approve new subadvisory agreements with existing subadvisors in cases where the subadvisory agreement has been terminated as a result of an "assignment", in each case without such subadvisory agreement being approved by the shareholders of the applicable series.

         As permitted by the Order, effective October 1, 2007, PVA will lower the advisory fee on the Phoenix Van Kampen Equity 500 Index Series (previously known as "Phoenix-Alliance/Bernstein Enhanced Index Series") which is advised by Van Kampen ("Van Kampen") (also known as Morgan Stanley Investment Management Inc., doing business in certain instances as "Miller Anderson", "Van Kampen" or "Morgan Stanley Asset Management"). The fee reduction was approved by a majority of the Trust's Board of Trustees who are not "interested persons," as defined by section 2(a) (19) of the Act at a meeting held August 20, 2007. The Trust's shareholders will be notified of the Amendment either by a revised prospectus or supplement within a reasonable period of time before or after the fee change. The Advisor will not reduce the quality or quantity of its services and its obligations will remain the same in all respects.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1. Section 9 of the Agreement is hereby amended in order to reflect that the Subadvisor shall be compensated for its services in connection with each Series in accordance with the rates set forth in Schedule C.

2. Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly elected officers as of this the 1st day of October 2007.

                         THE PHOENIX EDGE SERIES FUND


                         By /s/ Gina Collopy O'Connell
                            ----------------------------------------
                         Name:    Gina Collopy O'Connell
                         Title:   Senior Vice President

                         PHOENIX VARIABLE ADVISORS, INC.

                         By /s/ John H. Beers
                            -----------------------------------------
                         Name:    John H. Beers
                         Title:   Vice President and Secretary

ACCEPTED:

MORGAN STANLEY INVESTMENT MANAGEMENT INC.


By: /s/ Michael Kiley
    ----------------------------------------
Name:    Michael Kiley
Title:   Managing Director

                                   SCHEDULE C

                                 SUBADVISORY FEE

For services provided to the Fund, the Advisor will pay to the Subadvisor, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadvisor, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

Phoenix-Van Kampen Equity 500 Index Series:

                      0.15% on the first $100 million of average net assets; 0.135% on average net assets in excess of $100 million.

Phoenix-Van Kampen Equity 500 Index Series was previously known as Phoenix-Alliance /Bernstein Enhanced Index Series.